Exhibit 99.1

Novacea Contacts:

Paul Laland

Vice President, Corporate Communications

Tel: 650-228-1811

E-mail: PRinfo@novacea.com

Nina Ferrari

415-264-8796

E-mail: Ferrari@novacea.com

NOVACEA REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

— 2007 Annual Meeting of Stockholders to be held on June 8, 2007 —

SOUTH SAN FRANCISCO, CA—May 14, 2007—Novacea, Inc. (NASDAQ: NOVC) today reported financial results for the first quarter of 2007. The company’s net loss for the first quarter of 2007 was $10.6 million, or $0.46 per share. As of March 31, 2007, cash, cash equivalents and marketable securities totaled $56.8 million.

“During the first quarter, Novacea was active in presenting its story and vision for the future to investors,” said John P. Walker, chairman and interim chief executive officer of Novacea. “The recent publication in the Journal of Clinical Oncology of the final data from our ASCENT Phase 2 trial in androgen-independent prostate cancer (AIPC) with Asentar™ and the presentations of AQ4N preclinical data at the American Association for Cancer Research annual meeting have drawn significant attention to our product candidates. Additionally, our ASCENT-2 Phase 3 trial for Asentar in AIPC continues to actively enroll patients in the United States, Canada and Europe, with expectation that this 900-patient study will be fully enrolled by the end of 2007.”

Financial Results: Quarter ended March 31, 2007

Total research and development (R&D) expenses for the first quarter of 2007 were $7.6 million, compared to $6.6 million for the same period in 2006. The increase in R&D expenses from 2006 to 2007 related primarily to advancing the clinical development of our oncology product candidates, particularly relating to our ASCENT-2 Phase 3 trial as well as the development activities and related expenses for AQ4N, currently in a Phase 1b/2a clinical trial in glioblastoma multiforme.

Total general and administrative (G&A) expenses for the first quarter of 2007 were $3.8 million compared to $1.8 million for the comparable 2006 period. The increase in G&A expenses from 2006 to 2007 was due primarily to higher spending on external consulting and other services and stock-based employee compensation expense.

The net loss for the first quarter of 2007 was $10.6 million, or $0.46 per share. This compares to a net loss for the same period in 2006 of $7.5 million, or $4.75 per share. The net loss per share amounts were calculated using the weighted average number of shares of common stock outstanding for each period.

Financial Guidance

We currently anticipate that our R&D and G&A expenses will increase in the future over current levels as we advance our product candidates into and through additional and later stages of clinical trials, and as a result of the costs associated with being a public company. We currently anticipate that our capital resources as of March 31, 2007 will be sufficient to enable us to maintain our currently planned operations through the end of the first quarter of 2008.

2007 Annual Meeting of Stockholders

Novacea will host its 2007 Annual Meeting of Stockholders on June 8, 2007. The meeting will take place at 601 Gateway Boulevard, Suite 730, South San Francisco, CA at 9:00 a.m. Pacific Time.

Conference Call and Webcast Information

Members of our management team will review first quarter 2007 financial results via a webcast and conference call today at 4:30 p,m. Eastern Time. The webcast can be accessed in the Investor Relations section of Novacea’s website at www.novacea.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either 866-800-8649 (United States and Canada) or 617-614-2703 (International) and typing in the passcode 24881681.

An archived replay of the webcast will be available via Novacea’s website until June 14, 2007. The replay will also be available via telephone by dialing 888-286-8010 (United States and Canada) or 617-801-6888 (International) and typing in the passcode 85507876 until June 14, 2007.

About Novacea

Novacea, Inc. is a biopharmaceutical company focused on in-licensing, developing and commercializing novel cancer therapies. Novacea has two product candidates in clinical trials, including Asentar™, which currently is in a Phase 3 clinical trial for androgen-independent prostate cancer, or AIPC. Novacea’s second product candidate, AQ4N, is a hypoxia-activated prodrug that is currently in a Phase 1b/2a clinical trial in glioblastoma multiforme. More information on any of Novacea’s trials can be found at www.ClinicalTrials.gov.

Note: Except for the historical information contained herein, the matters set forth in this press release, including statements as to financial guidance, development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: early stage of development; the focus, conduct, enrollment and timing of our clinical trials; regulatory review and approval of product candidates; commercialization of products; developments relating to our licensing and collaboration agreements; market acceptance of products; funding requirements; intellectual property protection for our product candidates; competing products and other risks detailed from time to time under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual performance or results may vary materially from any future performance or results expressed or implied by these forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

Novacea is a registered trademark of Novacea, Inc., and Asentar is a trademark of Novacea, Inc. All other trademarks are property of their respective owners.

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Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Grant revenue	$—	$371
Operating expenses:
Research and development *	7,607	6,588
General and administrative *	3,820	1,751

Total operating expenses	11,427	8,339

Loss from operations	(11,427)	(7,968)
Interest and other income	788	495

Net loss	$(10,639)	$(7,473)

Net loss per common share, basic and diluted	$(0.46)	$(4.75)

Shares used in computing basic and diluted net loss per common share	23,095	1,572
* Includes stock-based employee compensation as follows:
Research and development	$181	$97
General and administrative	506	78

	$687	$175

Condensed Balance Sheets

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$19,274	$14,429
Marketable securities	37,506	50,150
Other current assets	918	1,099

Total current assets	57,698	65,678

Other assets	346	386

Total assets	$58,044	$66,064

Liabilities and stockholders’ equity
Current liabilities	$7,810	$6,240

Stockholders’ equity	50,234	59,824

Total liabilities and stockholders’ equity	$58,044	$66,064